Exhibit 3.189

State of Oklahoma

Oklahoma Secretary of State

Filed March 13, 2006

File No. 3512098693

ARTICLES OF ORGANIZATION OF

AN OKLAHOMA LIMITED LIABILITY COMPANY

1. The name of the limited liability company is Burlington Coat Factory of Oklahoma, LLC

2. The street address of its principal place of business, wherever located: 1830 Route 130, Burlington, New Jersey 08016

3. The name and street address of the resident agent in the state of Oklahoma: Corporation Service Company, 115 S.W. 89th Street, Oklahoma City, Oklahoma 73139

4. The term of existence: Perpetual

5. /s/ Cindy Rashed Reilly

March 8, 2006